                                                                    Exhibit 28.2



                       CITIZENS SAVINGS BANK, SSB, INC.
                                AND SUBSIDIARY
           CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION


                                                   September 30,   September 30,
                                                       1993            1992
                                                   -------------   -------------
                                                    (Unaudited)       (Note)
          ASSESTS
Cash:
   Interest-Bearing                                $  12,563,940   $  10,088,763
   Noninterest-Bearing                                 3,983,767       2,954,696
Certificates of Deposit                                4,267,000       5,852,000
Investment Securities                                 20,522,247      15,957,211
Mortgage-Backed Securities                             3,308,055      10,708,041
Loans Held For Sale                                    8,580,255      19,616,340
Loans Receivable, Net                                198,951,138     200,277,506
Office Properties And Equipment, Net                   4,713,765       5,193,243
Real Estate Owned, Net                                   810,631         826,175
Accrued Interest On Cash And Investment Securities       264,788         160,215
Accrued Interest On Mortgage-Backed Securities
  And Loans Receivable                                 1,248,890       1,476,561
Cost In Excess Of Fair Value Of Net Assets
  Acquired, Net                                        1,662,760       1,962,760
Prepaid And Other Assets                               1,002,265         753,594
                                                   -------------   -------------
                                                   $ 261,879,501   $ 275,827,105
                                                   =============   =============
      LIABILTIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Savings Deposits                                 $ 223,547,424   $ 235,258,900
  Advance Payments By Borrowers For Taxes
     And Insurance                                       514,522       1,437,074
  Accounts Payable And Other Liabilities                 750,616         760,703
  Income Taxes Payable                                    69,048         201,123
  Advances From The Federal Home Loan Bank            15,000,000      18,000,000
                                                   -------------   -------------
                                                   $ 239,881,610   $ 255,657,800
                                                   =============   =============

Stockholders' Equity:

  Preferred Stock                                  $     -         $     -
  Common Stock                                         1,245,043       1,212,413
  Additional Paid-In Capital                           5,335,694       5,038,717
  Retained Earnings, Substantially Restricted         15,417,154      13,918,175
                                                   -------------   -------------
       Total Stockholders' Equity                  $  21,997,891   $  20,169,305
                                                   -------------   -------------
                                                   $ 261,879,501   $ 275,827,105
                                                   =============   =============

Note: The Consolidated Condensed Statement of Financial
      Condition at September 30, 1992 has been taken from the audited financial statements at that date.

See Notes to Consolidated Condensed Financial Statements.

                       CITIZENS SAVINGS BANK, SSB, INC.
                                AND SUBSIDIARY
                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME


                                                       THREE MONTHS ENDED                YEAR ENDED
                                                         SEPTMEBER 30,                  SEPTEMBER 30,
                                                ----------------------------     ----------------------------
                                                     1993          1992             1993          1992
                                                ----------------------------     ----------------------------
                                                         (Unaudited)                    (Unaudited)
Interest income:
  Loans                                         $  4,807,879    $  5,250,687     $ 19,818,657    $ 22,012,231
  Mortgage-backed securities                          64,519         181,528          448,948         700,857
  Investment securities                              272,208         237,658        1,013,673       1,023,044
  Other short-term investments
    and interest-bearing deposits                    136,094         165,623          570,882         738,368
                                                ------------     -----------     ------------    ------------
                                                $  5,280,700    $  5,835,496     $ 21,852,160    $ 24,474,500
                                                ------------    ------------     ------------    ------------
Interest expense:
  Savings deposits                              $  2,072,869    $  2,774,823     $  8,992,603    $ 12,767,867
  Advances from Federal Home Loan Bank               253,359         311,763        1,169,137         985,253
                                                ------------    ------------     ------------    ------------
                                                $  2,326,228    $  3,086,586     $ 10,161,740    $ 13,753,120
                                                ------------    ------------     ------------    ------------
   Net interest income                          $  2,954,472    $  2,748,910     $ 11,690,420    $ 10,721,380
Provison for loan losses                             352,500          35,242          708,730         190,492
                                                ------------    ------------     ------------    ------------
   Net interest income after
      provision for loan losses                 $  2,601,972    $  2,713,668     $ 10,981,690    $ 10,530,888
                                                ------------    ------------     ------------    ------------
Other income:
  Service charges on loans                      $     58,529    $     53,294          230,703         188,166
  Gains on sale of interest-earning
    assests, net                                      36,971               0          400,262         529,598
  Other                                              319,623         345,782        1,252,168       1,335,473
                                                ------------    ------------     ------------    ------------
                                                $    415,123    $    399,076     $  1,883,133    $  2,053,237
                                                ------------    ------------     ------------    ------------
Other expenses:
  Compensation and employee benefits            $    918,235    $    986,195     $  3,225,404    $  3,360,461
  Net occupancy                                      166,432         137,795          838,683         828,602
  Federal insurance premiums                         129,674         134,218          484,848         542,687
  Computer service                                    83,259          81,950          348,865         347,108
  Amortization of cost in excess of
    fair value of net assets acquired                 75,000          75,000          300,000         300,000
  Real estate owned expense
    (income), net                                     12,626          18,993           51,468          23,772
  Other                                              250,007         299,655        1,241,563       1,248,716
                                                ------------    ------------     ------------    ------------
                                                $  1,635,233    $  1,733,806     $  6,490,831    $  6,651,346
                                                ------------    ------------     ------------    ------------
Income before income taxes                      $  1,381,862    $  1,378,938     $  6,373,992    $  5,932,779
Income taxes                                         649,441         530,507        2,670,052       2,287,433
                                                ------------    ------------     ------------    ------------
Net income                                      $    732,421    $    848,431     $  3,703,940    $  3,645,346
                                                ============    ============     ============    ============

Average number of common
    shares outstanding                             1,229,043       1,212,413        1,219,384       1,210,406
                                                ============    ============     ============    ============
Net income per share of common stock                   $0.60           $0.70            $3.04           $3.01
                                                ============    ============     ============    ============
Dividends declared per share                           $0.50           $0.00            $1.80           $0.55
                                                ============    ============     ============    ============

See Notes to Consolidated Condensed Financial Statements.

                       CITIZENS SAVINGS BANK, SSB, INC.
                                AND SUBSIDIARY
           CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                           ADDITIONAL                       TOTAL
                                              COMMON        PAID-IN        RETAINED      STOCKHOLDERS'
                                              STOCK         CAPITAL        EARNINGS         EQUITY
                                           ------------   -----------    ------------    ------------
                                                               (Unaudited)
Year Ended September 30, 1993
- ------------------------------
Balance at September 30, 1992              $ 1,212,413    $ 5,038,717    $ 13,918,175    $ 20,169,305
  Issuance of 1,880 shares under
    option at $6.43 per share                    1,880         10,202            -             12,082
 Issuance of 12,400 shares under
    option at $9.50 per share                   12,400        105,400            -            117,800
  Issuance of 4,250 shares under
    option at $10.50 per share                   4,250         40,375            -             44,625
Issuance of 14,100 shares under
    option at $11.00 per share                  14,100        141,000            -            155,100
Cash dividends ($1.80 per share)                  -              -         (2,204,961)     (2,204,961)
Net income                                        -              -          3,703,940       3,703,940
                                           ------------   -----------    ------------    ------------
Balance at September 30, 1993              $  1,245,043   $ 5,335,694    $ 15,417,154    $ 21,997,891
                                           ============   ===========    ============    ============

Year Ended September 30, 1992
- ------------------------------
Balance at September 30, 1991              $  1,207,552   $ 5,022,661    $ 10,938,441    $ 17,168,654
  Issuance of 2,541 shares under
    option at $2.36 per share                     2,541         3,459            -              6,000
  Issuance of 2,320 shares under
    option at $6.43 per share                     2,320        12,597            -             14,917
  Cash dividends ($.55 per share)                  -             -           (665,612)       (665,612)
  Net income                                       -             -          3,645,346       3,645,346
                                           ------------   -----------    ------------    ------------
Balance at September 30, 1992              $  1,212,413   $ 5,038,717    $ 13,918,175    $ 20,169,305
                                           ============   ===========    ============    ============



See Notes to Consolidated Condensed Financial Statements

                       CITIZENS SAVINGS BANK, SSB, INC.
                                AND SUBSIDIARY
                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                                         YEAR ENDED SEPTEMBER 30,
                                                       ----------------------------
                                                           1993            1992
                                                       ------------    ------------
                                                                (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                           $  3,703,940    $  3,645,346
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Provision for loan losses                               708,730         190,492
    Provision for loss on real estate owned                  39,000          75,000
    Amortization (accretion) of premiums (discounts)
      on mortgage-backed securities                          99,829          30,656
    Amortization (accretion) of premiums (discounts)
      on investment securities                               62,795         (25,806)
    Accretion of discount on loans                           (2,857)         (4,590)
    Gain on sale of loans                                  (363,291)       (287,972)
    Net gain on sale of mortgage-backed securities          (36,971)       (241,626)
    FHLB stock dividend                                    (130,300)       (145,600)
    Gain on sale of real estate owned                       (21,497)        (96,863)
    Provision for depreciation                              538,390         502,756
    Amortization of deferred loan fees                     (838,145)       (578,101)
    Amortization of goodwill                                300,000         300,000
    (Gain) loss on sale of office properties
      and equipment                                         (10,033)        -
    Changes in operation assets and liabilities:
      Decrease in interest receivable                       123,098         211,681
      Decrease in interest payable                         (106,486)       (298,777)
      (Increase) in prepaid and other assets               (245,668)       (188,490)
      Increase (decrease) in accounts payable              (142,162)         13,099
                                                       ------------    ------------
        Net cash provided by operating activities      $  3,678,372    $  3,101,205
                                                       ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Decrease in certificates of deposits                 $  1,585,000    $  3,653,338
  Proceeds from maturities of investment securities       5,900,000       5,520,000
  Purchases of investment securities                    (10,397,531)     (6,969,396)
  Purchases of mortgage-backed securities                   -           (11,234,996)
  Proceeds from sale of mortgage-backed securities        2,923,437      10,778,525
  Proceeds from sale of loans                            11,240,252       9,265,776
  Originations and principal payments on loans
    receivable, net                                       1,492,476     (11,203,052)
  Principal collected on mortgage-backed securities       4,413,691       1,531,963
  Proceeds from sale of real estate owned                   248,142         370,321
  (Investment) reduction in foreclosed real estate         (127,816)         17,407
  Proceeds from sale of office properties and equipment      80,000        -
  Purchase of office properties and equipment              (128,879)       (309,662)
                                                       ------------    ------------
      Net cash provided by investing activities        $ 17,228,772    $  1,420,224
                                                       ------------    ------------

                       CITIZENS SAVINGS BANK, SSB, INC.
                                 AND SUBSIDARY
                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                                    YEAR ENDED SEPTEMBER 30,
                                                  -----------------------------
                                                      1993             1992
                                                  -------------    ------------
                                                       (Unaudited)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net decrease in deposits                        $ (11,604,990)   $ (9,758,500)
  (Increase) decrease in advance payments by
    borrowers for taxes and insurance                  (922,552)         55,723
  Proceeds from FHLB advances                           -            14,000,000
  Payments of FHLB advances                          (3,000,000)     (6,500,000)
  Cash dividends                                     (2,204,961)       (665,612)
  Options exercised                                     329,607          20,917
                                                  -------------    ------------
    Net cash used in financing activities         $ (17,402,896)   $ (2,847,472)
                                                  -------------    ------------
    Net increase (decrease) in cash and
      cash equivalents                            $   3,504,248    $  1,673,957
  Cash and cash equivalents:
    Beginning                                        13,043,459      11,369,502
                                                  -------------    ------------
    Ending                                        $  16,547,707    $ 13,043,459
                                                  =============    ============

SUPPLEMENTAL SCHEDULE OF CASH AND CASH EQUIVALENTS
  Cash:
    Interest-bearing deposits                     $  12,563,940    $ 10,088,763
    Noninterest bearing                               3,983,767       2,954,696
                                                  -------------    ------------
      Cash and cash equivalents, ending           $  16,547,707    $ 13,043,459
                                                  =============    ============

SUPPLEMENTAL DISCLOSURES
  Cash payments for:
    Interest                                      $  10,161,897    $ 14,051,897
                                                  =============    ============
    Income taxes, net                             $   2,802,127    $  2,460,065
                                                  =============    ============
  Transfers from loans receivable to real estate
    acquired in settlement of loans               $     156,288    $    318,560
                                                  =============    ============
  Loans originated to finance the sale of real
    estate acquired in settlement of loans        $      31,000    $    105,000
                                                  =============    ============


See Notes to Consolidated Condensed Financial Statements

                       CITIZENS SAVINGS BANK, SSB, INC.
                                AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1. In the opinion of management, the accompanying unaudited consolidated condensed financial statements contain all adjustments (all which were normal recurring accruals) necessary for a fair presentation.

2.  Advances From Federal Home Loan Bank

    Advances from the Federal Home Loan Bank consist of the following:


       Maturity
     Year Ending
    September 30,    Interest      September 30, 1993    September 30, 1992
    -------------    --------      ------------------    ------------------
        1993        8.40%-8.75%    $    -                  $  1,000,000
        1994        5.30%-8.30%        4,000,000              6,000,000
        1995        6.05%-7.68%        2,500,000              2,500,000
        1996        6.50%-8.00%        3,000,000              3,000,000
        1997        6.85%-7.04%        2,500,000              2,500,000
     Thereafer         7.33%           3,000,000              3,000,000
                                   -------------           ------------
                                   $  15,000,000           $ 18,000,000
                                   =============           ============

    Citizens Savings has pledged, in addition to all of its stock in the Federal Home Loan Bank, real estate loans of approximately $23,120,000 as collateral for such borrowings.

3.  Capital Requirements

    On August 9, 1989, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") was signed into law. This legislation, among other things, strengthened the deposit insurance for savings institutions' customers by creating a new fund called the Savings Association Insurance Fund ("SAIF"). SAIF is backed by the full faith and credit of the U.S. Government and administered by the Federal Deposit Insurance Corporation ("FDIC"), FIRREA significantly restructured the regulation of thrift institutions, increased the capital requirements applicable to thrift institutions and contained other revisions that may materially impact the future operations of thrift institutions.

    Prior to its conversion to a North Carolina-chartered savings bank on October 1, 1992, Citizens Savings was subject to capital requirements of the Office of Thrift Supervision (OTS). Upon its conversion to a state savings bank, Citizens Savings ceased to be subject to the OTS capital requirements and became subject to the capital requirements of the FDIC and the North Carolina Administrator. The FDIC requires Citizens Savings to have a minimum leverage ratio of Tier I capital (principally consisting of common shareholders equity, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less certain goodwill items) to adjusted assets (adjusted for goodwill and any other items deducted from capital to arrive at

   Tier I capital) of at least 3%; provided, however that all institutions, other than those (i) receiving the hightest rating during the examination process and (ii) not anticipating or experiencing any significant growth, are required to maintain a ratio of 1% or 2% above the stated minimum, with an absolute minimum leverage ratio of not less than 4%. The FDIC also requires Citizens Savings to have a ratio of Tier II capital (primarily Tier I capital plus general loss reserves) to risk-weighted assets of least 8%. The NC Administrator requires a net worth equal to at least 5% of total assets.

   At September 30, 1993, Citizens Savings had Tier I capital as a percentage of adjusted assets of 7.8%, Tier II capital as a percentage of risk-weighted assets of 15.3% and total capital as a percentage of total assets of 8.4%.

   Pursuant to Section 7 of the Federal Deposit Insurance Act, as amended by
   Section 302 of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FIDICA), the FDIC has implemented the Risk-Related Premium System
   (RRPS) beginning with the assessment period starting January 1, 1993. In the RRPS, the FDIC has placed institutions into RRPS capital groups and supervisory subgroups. Assignment to one of three capital groups, coupled with assignment to one of three supervisory subgroups, will determine which of the nine risk classifications is appropriate for an institution. Risk classifications of institutions, in turn, determine the appropriate premium rate, ranging from .23% to .31% of domestic deposits. Citizens Savings has been notified by the FDIC that it will be assessed its insurance premium at a rate of .23%.

4. Pending Change of Ownership of Citizens Savings Bank

   On January 19, 1993 Citizens Savings and BB&T Financial Corporation ("BB&T"), a registered North Carolina bank holding company headquarted in Wilson, North Carolina, entered into an Agreement and Plan of Reorganization and related Plan of Share Exchange for Aquisition of Shares of Citizens Savings Bank, SSB, Inc. by BB&T Financial Corporation (the "Agreements") which provided for the acquisition of Citizens Savings by BB&T through an exchange of all of the issued and outstanding stock of Citizens for common stock of BB&T (the "Acquisition").

   The Acquisition was completed on October 25, 1993. Shareholders of Citizens Savings received .9389 shares of BB&T Financial Corporation common stock for each outstanding share of Citizens Savings common stock. All assets and liabilities at the merger date became the responsibility of BB&T as of October 26, 1993.